November 20, 2006

G REIT, Inc.

Dear Stockholder:

I am pleased to report that we filed our Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the most recent quarter ended September 30, 2006. As such, I would like to take this opportunity to bring stockholders up to date on our plan of liquidation that was approved by stockholders on February 27, 2006.

The liquidation range presented to stockholders in the proxy was $10.31 to $11.50 in aggregate cash for each share of common stock owned by stockholders; Robert A. Stanger & Co, Inc., an independent financial advisor, rendered an opinion to our Board of Directors that this liquidation range was fair from a financial point of view to stockholders. As disclosed in our Quarterly Report on Form 10-Q, management now estimates the liquidation net asset value to be approximately $10.90 per share. In accordance with the liquidation policy we adopted, we will continue to update our estimate each quarter based on executed sales contracts and the most recent market information and liquidation cost estimates available.

Status of Our Plan of Liquidation:

•	On July 18, 2006, we sold 600 B Street in San Diego, California to Legacy Partners for $95,500,000, which we purchased for $77,190,000 on June 14, 2004.

•	On August 22, 2006, we entered into an agreement, as amended, to sell Atrium Building in Lincoln, Nebraska to Sequoia Investments XVIII, LLC for $5,805,000, which we purchased for $4,532,000 on January 31, 2003. The sale is expected to close in the fourth quarter of 2006.

•	On September 29, 2006, we sold AmberOaks in Austin, Texas to Chase Merritt for $46,837,000, which we purchased for $35,525,000 on January 20, 2004.

•	On October 6, 2006, we sold Brunswig Square in Los Angeles, California to Jamison Properties for $26,900,000, which we purchased for $23,805,000 on April 5, 2004.

•	On August 17, 2006, we entered into an agreement, as amended, to sell One World Trade Center in Long Beach, California to Legacy Partners IV for $150,000,000, which we purchased for $113,648,000 on December 5, 2003. The sale is expected to close in the fourth quarter of 2006, pursuant to the buyer’s assumption of the loan.

•	On September 19, 2006, we entered into an agreement to sell Public Ledger Building in Philadelphia, Pennsylvania to J Grasso Properties, LLC for $43,000,000, which we purchased for $33,950,000 on February 13, 2004. The sale is expected to close in the fourth quarter of 2006.

•	On October 10, 2006, we entered into an agreement, as amended, to sell Gemini Plaza in Houston, Texas to Manuchehr Khoshbin for $17,000,000, which we purchased for $15,000,000 on May 2, 2003. The sale is expected to close in the fourth quarter of 2006.

•	On October 17, 2006, we sold Centerpoint Corporate Park in Kent Washington, to Archon Acquisition, LLC for $77,525,000, which we purchased for $54,220,000 on December 30, 2003.

•	On November 14, 2006, we sold 5508 Highway 290 in Austin, Texas to The Commons at Cliff Creek LTD for $10,200,000, which we purchased for $10,300,000 on September 13, 2002.

•	On November 15, 2006, we sold Department of Children and Family Campus in Plantation, Florida to TIC investors managed by our Advisor for $13,000,000, which we purchased for $11,580,000 on April 25, 2003.

•	On November 16, 2006, we entered into an agreement, to sell Two Corporate Plaza in Clear Lake, Texas to Metro Properties, LLC for $18,000,000, which we purchased for $13,580,000 on November 27, 2002. The sale is expected to close in the fourth quarter of 2006.

On October 11, 2006, we paid a special liquidating distribution of $171,289,000, or $3.90 per share, to our stockholders of record as of September 30, 2006. Management has recommended that the Board of Directors approve a second special liquidating distribution to stockholders of approximately $3.00 per share contingent upon the successful close of the sales of our (i) Department of Children and Family Campus; (ii) One World Trade Center; (iii) Public Ledger Building; (iv) Gemini Plaza and (v) 5508 Highway 290 properties described above. If approved by the Board, we would expect to pay the second special liquidating distribution to stockholders on or about February 1, 2007. As disclosed in our plan of liquidation, the exact timing and amounts of any special liquidating distributions to stockholders must be approved by our Board of Directors.

For additional information regarding G REIT, Inc. and our financial performance for the quarter ended September 30, 2006, please refer to our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on November 13, 2006.

Very Truly Yours,

/s/ Scott D. Peters

Scott D. Peters
Chief Executive Officer and President

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Certain statements contained herein with respect to the timing and amount of liquidating distributions to be paid to stockholders, statements regarding the timing of asset dispositions and the sales prices we will receive for such assets and statements that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our asset portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties and contingencies relating to the disposition of properties pursuant to our purchase and sale agreements; uncertainties relating to the SEC investigation of our Advisor; and other risk factors as detailed from time to time in our periodic reports as filed with the Securities and Exchange Commission.